EXHIBIT 4.36

SHANGHAI SHENGZIXIN EQUITY INVESTMENT FUND

(LIMITED PARTNERSHIP)

LIMITED PARTNERSHIP AGREEMENT

  Dated August 24, 2012

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3.6 THE TIME LIMIT OF CONTRIBUTION	22

ARTICLE IV	22

GENERAL PARTNER	22

4.1 UNLIMITED LIABILITY	22

4.2 QUALIFICATIONS AND SELECTION PROCEDURES OF THE MANAGING PARTNER AND THE REPRESENTATIVE OF THE MANAGING PARTNER	22

4.3 THE MANAGEMENT COMPANY APPOINTED BY THE REPRESENTATIVE	24

4.4 INVESTMENT COMMITTEE AND ADVISORY COMMITTEE	24

4.5 THE LIMITS OF POWER	26

4.6 CONFLICTS OF INTEREST AND CONNECTED TRANSACTION	29

4.7 NON-GUARANTEE ON THE PRINCIPAL OR THE RETURN	29

ARTICLE V	30

LIMITED PARTNER	30

5.1 LIMITED LIABILITY	30

5.2 NO PARTICIPATION IN MANAGEMENT	30

5.3 THE LIMITED PARTNER’S REPRESENTATION AND WARRANTIES	31

5.4 EQUAL LEGAL STATUS	32

5.5 CHANGE OF STATUS	32

5.6 UNAUTHORIZED TRANSACTIONS	33

ARTICLE VI	33

PARTNERSHIP AFFAIRS	33

6.1 THE IMPLEMENTATION OF THE PARTNERSHIP AFFAIRS	33

6.2 THE BINDING EFFECT OF THE GENERAL PARTNER’S BEHAVIORS	33

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6.3 AUTHORIZATION	34

6.4 THE EXPENDITURE OF THE LIMITED PARTNERSHIP	34

6.5 FUNDS CUSTODIAN	37

ARTICLE VII	38

INVESTMENT BUSINESS	38

7.1 INVESTMENT OBJECTIVE	38

7.2 INVESTMENT RESTRICTION	38

7.3 CASH MANAGEMENT	39

7.4 TIME HORIZON	39

7.5 EXIT STRATEGY	39

7.6 JOINT INVESTMENT	40

ARTICLE VIII	40

THE PARTNERS’ MEETING	40

8.1 THE PARTNERS’ MEETING	40

ARTICLE IX	43

CAPITAL ACCOUNT, INCOME DISTRIBUTION AND LOSS PARTICIPATION	43

9.1 CAPITAL ACCOUNT	43

9.2 DISTRIBUTION	43

9.3 LOSS PARTICIPATION	46

9.4 INCOME TAX	47

ARTICLE X	47

ACCOUNTS AND REPORTS	47

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10.1 KEEPING ACCOUNTS	47

10.2 FISCAL YEAR	47

10.3 AUDIT REPORT AND FINANCIAL REPORTS	48

10.4 ANNUAL REPORT	48

10.5 INVESTMENT REPORT	49

10.6 CONSULTING THE ACCOUNTING BOOKS	49

10.7 INDEMNIFICATION DISCLOSURE	49

ARTICLE XI	50

INTERESTS PLEDGE, INTEREST ASSIGNMENT, WITHDRAWAL AND SUBSEQUENT FUND-RAISING	50

11.1 THE LIMITED PARTNER’S INTEREST PLEDGE AND INTEREST ASSIGNMENT	50

11.2 THE GENERAL PARTNER’S INTEREST ASSIGNMENT	53

11.3 THE LIMITED PARTNER’S WITHDRAWAL FROM THE PARTNERSHIP	54

11.4 EXPEL AND CHANGE THE GENERAL PARTNER	54

11.5 THE GENERAL PARTNER’S WITHDRAWAL FROM THE PARTNERSHIP	56

11.7 SUBSEQUENT FUND-RAISING	57

ARTICLE XII	57

INDEMNIFICATION	57

ARTICLE XIII	60

GOVERNING LAW AND DISPUTE RESOLUTION	60

13.1 GOVERNING LAW	60

13.2 DISPUTE RESOLUTION	60

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ARTICLE XIV	61

DISSOLUTION AND LIQUIDATION	61

14.1 DISSOLUTION	61

14.2 LIQUIDATION	62

14.3 LIQUIDATION ORDER	62

ARTICLE XV	63

LIABILITY FOR BREACH OF THIS AGREEMENT	63

ARTICLE XVI	64

MISCELLANEOUS	64

16.1 NOTICES	64

16.2 FORCE MAJEURE	65

16.3 ANNEX	65

16.4 ENTIRE AGREEMENT	65

16.5 SEVERABILITY	66

16.6 CONFIDENTIALITY	66

16.7 EXECUTION	67

16.8 THE EFFECTIVE DAY	67

SHANGHAI SHENGZIXIN EQUITY INVESTMENT FUND (LIMITED PARTNERSHIP)	68

SIGNATURE PAGE FOR THE GENERAL PARTNER	68

SHANGHAI SHENGZIXIN EQUITY INVESTMENT FUND (LIMITED PARTNERSHIP)	69

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SIGNATURE PAGE FOR THE LIMITED PARTNER	69

ANNEX I	70

MANAGEMENT COMPANY’S PROFILE	70

ANNEX II	71

PARTNERS AND THEIR CAPITAL	71

ANNEX III	73

CONFIRMATION OF CAPITAL CONTRIBUTIONS	73

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LIMITED PARTNERSHIP AGREEMENT

OF

SHANGHAI SHENGZIXIN EQUITY INVESTMENT FUND (LIMITED PARTNERSHIP)

This LIMITED PARTNERSHIP AGREEMENT is made by and among Shanghai Dingguan Investment Co., Ltd (“General Partner”) and the Limited Partners who shall sign this Agreement and be listed in Annex II hereof.

The General Partner and the Limited Partners are hereinafter referred to collectively as the “Parties”.

WHEREAS, the Parties, according to the terms and conditions of this Agreement, agree to establish a Limited Partnership with the approved named of “Shanghai Shengzixin Equity Investment Fund (Limited Partnership)” to engage in investment operations as per the Law of the People's Republic of China on Partnerships.

NOW, THEREFORE, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 DEFINITIONS

In this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below.

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1.1.1 “Agreement” shall refer to the LIMITED PARTNERSHIP AGREEMENT OF SHANGHAI SHENGZIXIN EQUITY INVESTMENT FUND (LIMITED PARTNERSHIP) and the versions which may be amended and approved with due procedure.

1.1.2 “Limited Partnership” or “this Limit Partnership” or “Fund” shall mean the Limited Partnership established by the Parties according to the Law of the People's Republic of China on Partnerships and this Agreement.

1.1.3 “Cash Management” shall mean the total cash assets of the Limited Partnership except for the cash assets used in project investment, including but not limited to the cash for proposed investment, allocation and payment which could just be deposited or could just be used in the fixed income investment like government debt.

1.1.4 “Establishing Date” shall mean, for this Limited Partnership, the date on which the business license of this Limited Partnership is issued.

1.1.5 “Working Day” shall mean the calendar day except for the Chinese official holidays.

1.1.16 “Affiliated Person”, when a person controls, jointly controls or exercises significant influence over another person, or when two or more persons are under the control, joint control or significant influence of the same person, the affiliated person relationships are constituted. “Control” here means the power to decide an enterprise's financial and operating policy and obtains benefits from its business activities (for individuals, “control” means the power to drive person’s activities through certain relationship). The term "joint control" means control over an economic activity as specified by contract, which exists only when the investing parties that need to share the power of control in important financial and operating decision-making agree unanimously. The term "significant influence" means having the power to participate in the formulation of financial and operating policies of an enterprise, but not the power to control or jointly control the formulation of these policies together with other parties.

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1.1.7 “Management Fee” shall mean the consideration for the investment management services provided by the Management Company to the Limited Partnership, i.e., the remuneration paid by the Limited Partnership to the Management Company.

1.1.8 “Management Company” shall mean the management company of the Limited Partnership, i.e., Shanghai Shanda Zhiben Equity Investment Management Co., Ltd.

1.1.9 “Management Team” shall mean the management team of Shanghai Shanda Zhiben Equity Investment Management Co., Ltd.

1.1.10 “Law of the People’s Republic of China on Partnerships” shall mean the Law of the People’s Republic of China on Partnerships (amended at the 23rd Meeting of the Standing Committee of the Tenth National People's Congress on August 27, 2006 and carried out on June 1, 2007) and its latest version be amended from time to time.

1.1.11 “Partnership Interest” shall mean all rights and interests in the Limited Partnership owned by the Partners in accordance with this Agreement. For the Limited Partners, Partnership Interest shall include but not be limited to the Capital Contributions, Capital Commitments, and property shares in Limited Partnership related to the foregoing Capital Commitments inclusive of the right to receive distributions as per this Agreement; for the General Partner, Partnership Interest shall include but not be limited to the Capital Contributions, Capital Commitments, property shares in Limited Partnership as per the foregoing Capital Commitments inclusive of the right to receive distributions as per this Agreement, and the right to implement and manage the partnership affairs.

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1.1.12 “Partner” shall mean the General Partner and the Limited Partner, unless otherwise specified.

1.1.13 “Fiscal Year” shall mean the calendar year with the duration from January 1 to December 31. For the first Fiscal Year immediately after the establishment of the Limited Partnership, however, the duration shall be from the Establishing Date to December 31 of the year.

1.1.14 “Quarter” shall mean a calendar quarter.

1.1.15 “General Partner” or “Managing Partner” shall refer to Shanghai Dingguan Investment Co., Ltd.

1.1.16 “Person” shall mean any individual, partnership, company and other legal entity or economic entity.

1.1.17 “Capital Contributions” shall mean the capital contributions subscribed by any Partner listed in Annex II.

1.1.18 “Total Capital Contributions” shall mean the total capital contributions subscribed by all the Partners.

1.1.19 “Capital Commitments” shall mean the cash capital actually contributed by any Partner to the Limited Partnership as per this Agreement.

1.1.20 “Total Capital Commitments” shall mean the total cash capital actually contributed by all the Partners to the Limited Partnership as per this Agreement.

1.1.21 “Confirmation Letter for Capital Contribution” shall mean a document for confirming the capital contribution which shall be signed by the new Limited Partner when it joins the Limited Partnership after its establishment or by the existing Limited Partner when it intends to increase the Capital Contributions after the Limited Partnership’s establishment. A model of such Letter is shown in Annex III.

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1.1.22 “Portfolio Company” shall mean the company directly or indirectly invested by the Limited Partnership which holds its stocks or its other rights or interests.

1.1.23 “Agreement with the Management Company” shall mean the agreement on the investment issues of the Limited Partnership which is made by and among the Limited Partnership, the General Partner, and the Management Company.

1.1.24 “Custodian Agreement” shall mean the agreement on the Limited Partnership’s funds trusteeship which is made by and among Limited Partnership, the Management Company and the trustee agency chosen as per this Agreement.

1.1.25 “Project Investment” shall mean the investment made by the Limited Partnership to the Portfolio Company.

1.1.26 “Expenditure of the Limited Partnership” shall mean the expenditure borne by the Limited Partnership itself as per Article 6.4.

1.1.27 “Limited Partner” shall mean the limited partner who subscribes the capital contributions of the Limited Partnership and signs this Agreement with the approval of the General Partner, and the limited partner who joins the Limited Partnership as the assignee of the Partnership Interest. Tianjin Youji Technology Co., Ltd shall be called as the “Initial Limited Partner”.

1.1.28 “Yuan” shall mean Chinese Yuan, unless otherwise specified.

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1.2 STATEMENT

In this Agreement, unless otherwise requires:

1.2.1 Terms or Annexes shall mean the terms or Annexes of this Agreement.

1.2.2 This Agreement shall refer to any versions which may be extended, amended, modified or complemented in writing by Parties from time to time.

1.2.3 Any headings appear as a matter of convenience and shall not affect the construction of this Agreement.

1.2.4 “More than” in this Agreement includes the number itself.

ARTICLE II

ESTABLISHMENT OF THE LIMITED PARTNERSHIP

2.1 THE GROUNDS FOR ESTABLISHMENT

The Parties mutually agree to establish a limited partnership in Shanghai or other registration place according to Law of the People’s Republic of China on Partnerships and the terms and conditions specified in this Agreement.

2.2 NAME

The name of the Limited Partnership shall be Shanghai Shengzixin Equity Investment Fund (Limited Partnership)

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2.3 PRINCIPAL BUSINESS PREMISE

2.3.1 The major business premise shall be in Shanghai or other place approved by the Parties.

2.3.2 The General Partner could, in order to meet the operation requirements, take the unilateral written decision to change the principal business premise to other spot within the area determined as per Article 2.3.1, however, the foregoing premise change notice shall be made in writing to the Limited Partners.

2.4 AIMS AND PURPOSES

Pooling the Partners’ funds and making use of the Management Company’s professional experience, the Limited Partnership could make equity investment to the unlisted companies within the territory of China in order to realize the capital gain. The Limited Partnership shall not public offer and issue funds in any way.

2.5 BUSINESS SCOPE

The Limited Partnership shall invest in the unlisted enterprises and provide relevant consultation service.

2.6 DURATION

2.6.1 The operating duration of the Limited Partnership shall be six (6) years counted from the Establishing Date.

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2.6.2 The investment horizon of the Limited Partnership shall be three (3) years counted from the Establishing Date. At the expiry all the Partners, at the Partners’ meeting, shall decide whether to make additional investments to the Portfolio companies and whether to invest in new companies.

2.6.3 General Partner could, in order to meet the operation requirements, take the unilateral decision at most twice to extending the operating duration, and each extension may not exceed one month. In addition, General Partner shall give the Limited Partners three (3) months’ written notices prior to the foregoing extension. If the duration has been extended for two (2) years and General Partner asks for another extension, General Partner, prior to the three (3) months before the expiry of the operating duration, shall submit the issues for continuing to extend the duration to the Partners’ meeting which shall decide whether to continue to extend and the extension of maturity. If the operating duration has been extended, General Partner shall be responsible for altering the Limited Partnership’s registration particulars.

2.7 PARTNERSHIP SIZE AND CURRENCY

2.7.1 The target raising amounts of the Limited Partnership shall be 3,000,000,000 Yuan and the currency shall be RMB.

2.7.2 The Limited Partnership shall be set up, if the subscribing amounts reach 500,000,000 Yuan.

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ARTICLE III

PARTNERS AND THE CAPITAL CONTRIBUTION

3.1 PARTNERS

3.1.1 The sole General Partner of the Limited Partner is Shanghai Dingguan Investment Co., Ltd. Prior to the effective date of this Agreement, Shanghai Dingguan Investment Co., Ltd shall complete the registration as a limited liability company located in Shanghai.

3.1.2 The names and domiciles of the Limited Partner on the effective date are listed in Annex II.

3.1.3 There shall not be more than 49 Limited Partners in the Limited Partnership.

3.2 A REGISTER OF PARTNERS

General Partner shall prepare a register of Partners in the business premise of the Limited Partnership to register the name, domicile, Capital contributions, Capital Commitments and other necessary information of each Partner required by General Partner. Furthermore, General Partner shall update the register of Partners from time to time according to the variations of such information.

3.3 CONTRIBUTE TO THE CAPITAL

3.3.1 Capital Contributions, Total Capital Contributions, Capital Commitments and Total Capital Commitments of each Limited Partner on the effective date of this Agreement are shown in Annex II (which is updated and determined by General Partner in accordance with Article 3.5). At any time after the establishment, the Limited Partnership, due to operation needs, could increase Capital Contributions of all Partners or part of Partners with all Partners’ unanimous consent.

3.3.2 General Partner’s Capital Contributions are 100,000 Yuan. General Partner shall manage and implement the affairs of the Limited Partnership, and shall designate Shanghai Shanda Zhiben Equity Investment Management Co., Ltd as the sole Management Company.

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3.3.3

(1)	General Partner shall make all the capital contributions to the Limited Partnership within fifteen (15) working days subsequent to the execution of this Agreement. Initial Limited Partner, Tianjin Youji Technology Co., Ltd, shall make 50% of its capital contributions to the Limited Partnership within fifteen (15) working days subsequent to the execution of this Agreement, and other Limited Partners shall make 50% of its capital contributions (“Initial Capital Contribution”) to the Limited Partnership within thirty (30) working days after signing the Confirmation Letter for Capital Contributions; the remaining 50% of the capital contributions of the Limited Partners (“Remaining Capital Contribution”) shall be made within two (2) years after the execution of this Agreement (no later than the expiry of the investment period). General Partner shall issue the Notice of Capital Contribution to Limited Partners for the aforementioned Capital Contribution, and the Limited Partners shall make all the Capital Contribution to Limited Partnership’s escrow account as per the date and amounts specified in Notice of Capital Contribution. The existing Limited Partner’s increased contribution to the Limited Partnership shall be deemed as the new Limited Partner’s contribution, and shall comply with the foregoing formalities to make the increased Capital Contribution and be subject to other relevant rules for new Limited Partners in this Agreement.

(2)	The Partner who joins the Limited Partnership or makes the increased Capital Contribution after the Limited Partnership’s establishment (the “New Partner”), besides making the Capital Contribution according to Article 3.3.3 (1), shall pay the interests to the Limited Partnership as reimbursement as per the following rules: (a) the New Partner signing the Confirmation Letter for Capital Contribution within six (6) months after the date of this Agreement shall pay 5% (annual interest rate) of its Capital Contribution as the interests from the date of this Agreement until the date of the Confirmation Letter of Capital Contribution being signed; (b) the New Partner signing the Confirmation Letter for Capital Contribution subsequent to six (6) months after the date of this Agreement shall pay 8% (annual interest rate) of its Capital Contribution as the interests from the date of this Agreement until the date of the Confirmation Letter of Capital Contribution being signed. The aforementioned interests shall be used to make investment but not be included in Capital Contribution. For calculating the annualized rate of return, after paying the aforementioned interests, each Partner shall be deemed it has made the Capital Contribution at the same time and each Capital Contribution made by each Partner shall be deemed as the Capital Contribution made by Partners in proportion to its final Capital Commitment.

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3.3.4 After making the Capital Contribution to the Limited Partnership, being admitted by General Partner, and signing this Agreement, the Person shall be the Limited Partner of the Limited Partnership. Subsequent to completing all the Capital Contribution and Capital Commitment, General Partner shall apply for the registration alteration to the company registration authority.

3.3.5 If any Limited Partner fails to make, in a timely manner, all of the Capital Contribution on or before the pay date specified in Article 3.3, and such failure continues for five (5) working days after the pay date, then such Limited Partner may be designated by the General Partner in its sole discretion as in default under this Agreement (a “Defaulting Partner”). General Partner shall be entitled to request the Defaulting Partner to take the liabilities for breach of this Agreement as per the following rules:

(1)	The Defaulting Partner shall pay to the Limited Partnership liquidated damages in an amount equal to 0.05% of the amount in default for each day overdue from the date after the pay day. The General Partner shall issue and deliver a written Reminder, and the Defaulting Partner shall carry out its obligation of making the capital contribution and pay the liquidated damages as per this Paragraph within five (5) working days after the delivery of the Reminder (“Reminder Period”).

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(2)	If the Defaulting Partner fails to carry out its obligation of making the capital contribution, the liquidated damages under the above Paragraph (1) which shall be paid by the Defaulting Partner shall be increase to 0.1% of the amount in default for each day overdue from the date after the pay day. If so, the General Partner could, in its sole discretion, decide to offer a Grace Period of fifteen (15) working days to the Defaulting Partner by a written notice. The Grace Period shall start from the expiry of the Reminder Period. Within the Grace Period, the Defaulting Partner shall carry out its obligation of making the capital contribution and pay the liquidated damages specified in Paragraph (1) and (2). The General Partner shall, in its own discretion, have the right to directly pursue the Defaulting Partner’s responsibility for breaching this Agreement according to the Paragraph (4) and (5) without giving the Grace Period hereof.

(3)	If the Defaulting Partner make full capital contribution within the Reminder Period and the Grace Period but fails to pay the full liquidated damages, the Defaulting Partner shall pay to the Limited Partnership the overdue fine in an amount equal to 0.05% of the overdue damages for each day from the date on which such Defaulting Partner makes the due portion of the Capital Contribution. The General Partner shall have the independent right to decide to deduct the liquidated damages and the overdue fine specified in Paragraph (1), (2) and (3) of this Article from the future distributable income of the Defaulting Partner.

(4)	Assume compensation liability for all the losses caused to the Limited Partnership due to its default. The foregoing losses shall include but be not limited to: 1) the losses caused to the Limited Partnership due to its assuming compensation liability to the third party for failing to carry out the obligations of making investments, paying any expenses, and reimbursing the debts on schedule; 2) the judicial expenses and reasonable attorney fees which may be incurred to the Limited Partnership when it claims the liquidated damages, the compensation, and the overdue fine from the Defaulting Partner through the arbitration. The General Partner shall have the independent right to decide to deduct the compensation specified in this Paragraph from the future distributable income of the Defaulting Partner.

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(5)	If the Defaulting Partner fails to make the Capital Contribution within the Reminder Period, or fails to make the Capital Contribution within the Grace Period offered by the General Partner, then the General Partner shall be entitled to decide the following issues independently:

a) Such Defaulting Partner shall have no right to make the subsequent capital contribution as the Partner of this Limited Partnership. Furthermore, such Defaulting Partner shall no longer have the right to vote for any issues under this Agreement which may be required to be approved by Limited Partners’ voting and shall not be calculated into the base number of voting (unless such issues need to be approved by the unanimous consent of all the Partners as per the regulations specified in the Law of the People's Republic of China on Partnerships or in this Agreement).

b) The General Partner shall be entitled to distribute the Capital Contribution which shall pay but has not paid by the Defaulting Partner (“Capital Contribution in arrears”) among the non-defaulting Partners in proportion to their Capital Commitments at that time, or accept a new Limited Partner who shall make the subsequent Capital Contribution in place of the Defaulting Partner, or scale back the Total Capital Contribution of the Limited Partnership. In either case, the Defaulting Partner shall pay for the Management Fee in proportion to its Capital Contribution as it joins this Limited Partnership within the investment period; the Management Fee, which shall be paid by the Defaulting Partner but has been paid actually by other Partners, shall be paid by the Defaulting Partner.

c) From the pay day, for each income distribution, the Defaulting Partner shall just acquire the income calculated in proportion to the half Capital Commitments made prior to this pay day, which is mean such Defaulting Partner’s return of its Capital Commitment shall be halved. The income distribution ratio based on the Capital Commitments shall be equal to the ratio that the foregoing half Capital Commitments accounts for the sum of such half Capital Commitments and the non-defaulting Partners’ Capital Commitments.

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3.3.6 The liquidated damages and overdue fine specified in Article 3.3.5 of this Agreement shall be the miscellaneous gains, which shall not be calculated in the Capital Contribution of the Partner who has paid it. If the Limited Partner fails to pay for such liquidated damages and overdue fine, the General Partner has the authority to deduct such liquidated damages and overdue fine directly from its income distribution as per the regulations in this Agreement.

3.3.7 The General Partner shall, in favor of the Limited Partnership, have the authority to adopt the measures specified in Article 3.3.5, or adopt the following measures to deal with the Limited Partner’s default on making capital contributions:

(1)	Directly start the arbitration procedure towards the Defaulting Partner to lay claim to the follows: 1) Capital Contribution in Arrears; 2) the liquidated damages in an amount equal to 0.1% of the amount in default for each day overdue from the pay day; and 3) all the expenses including the judicial expenses and reasonable attorney fees which may be incurred to the Limited Partnership due to the arbitration and other judicial procedures.

(2)	Exempt the Defaulting Partner from all the rights and obligations of making the current and subsequent capital contributions, and deduct the exempted proportion from the initial Total Capital Contributions.

(3)	Reach a settlement with the Defaulting Partner on the responsibility of default in a manner which is not specified in this Agreement.

3.4 CONTRIBUTION METHODS

All Partners shall make cash contributions and the currency shall be RMB.

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3.5 EFFECTIVENESS OF THIS AGREEMENT

The Parties hereby agree that this Agreement (including the versions unilaterally updated by General Partner according to the contribution and commitment status upon the establishment of this Limited Partnership) shall come into effect from the Establishing Date to General Partner and the Limited Partners which has been admitted by General Partner, although Partners may sign this Agreement at different times.

3.6 THE TIME LIMIT OF CONTRIBUTION

All Partners shall make all the Capital Contributions on or before the date specified in Notice of Capital Contribution issued by General Partner and within the duration of this Limited Partnership.

ARTICLE IV

GENERAL PARTNER

4.1 UNLIMITED LIABILITY

The General Partner bears unlimited joint and several liability for the debts of the Limited Partnership.

4.2 QUALIFICATIONS AND SELECTION PROCEDURES OF THE MANAGING PARTNER AND THE REPRESENTATIVE OF THE MANAGING PARTNER

4.2.1 The Managing Partner shall meet the following requirements:

(1)	A citizen of the People's Republic of China (PRC) or an institution registered within the territory of PRC;

(2)	A General Partner of the Limited Partnership.

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4.2.2 Any Person who meets all the requirements specified in Article 4.2.1 shall be the Managing Partner of the Limited Partnership; all Partners hereby agree to choose the General Partner, Shanghai Dingguan Investment Co., Ltd, as the Managing Partner of the Limited Partnership by signing this Agreement.

4.2.3 The General Partner shall appoint the representative of the Managing Partner within thirty (30) days after the Establishing Date. The representative shall specialize in the management of the Limited Partnership and meet all the required qualifications. These qualifications are:

(1)	An individual having full capacity to perform civil action;

(2)	Familiar with and abide by the Chinese laws, administrative rules and regulations;

(3)	With good vocational ethics, moral, behavior and reputation, and no police record;

(4)	A bachelor or above, and with the specialized knowledge, the working experience, and the organization and management capacity as the position requires;

(5)	At least three (3) years’ experience in investment industry, and the accumulated capital managed by he/she has exceeded 100,000,000 Yuan; and

(6)	Having more than one (1) successful case(s) on IPO or Mergers and acquisitions.

4.2.4 Unless otherwise unanimously agreed by all the Partners, anyone who under any of the following circumstances shall not take the post of the representative of the Managing Partner:

(1)	Being without or with limited capacity of civil conduct;

(2)	Having a police record for intentional crime or significant negligent crime;

(3)	If he/she was the director or senior executive of an entity, and this entity was ordered to close, declared bankruptcy or the business license of this entity was revoked, but he/she could prove that there is no fault except his/her own; or

(4)	Violating the vocational ethics and moral, or causing heavy losses or making an adverse effect on the served institution due to serious dereliction of duty.

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4.2.5 If the representative of the Managing Partner terminates or changes, the General Partner shall appoint a new representative who shall meet all the requirements specified in Article 4.2.3 within one (1) month after the date of the termination; if not, the Management Fee payment to the General Partner or to the Management Company shall be suspended within the duration from the last date of the aforementioned one (1) month to the date on which a new representative is appointed. If the General Partner fails to appoint a new representative who shall meet all the requirements specified in Article 4.2.3, unless otherwise unanimously agreed by all the Partners, the General Partner shall resign from the Limited Partnership immediately. The General Partner shall appoint a provisional representative within ten (10) days after the date of the termination.

4.3 THE MANAGEMENT COMPANY APPOINTED BY THE REPRESENTATIVE

4.3.1 The Managing Partner shall, by notice to the Limited Partner in writing, appoint Shanghai Shanda Zhiben Equity Investment Management Co., Ltd as the sole Managing Company.

4.3.2 The Managing Partner may not change the Managing Company of the Limited Partnership.

4.4 INVESTMENT COMMITTEE AND ADVISORY COMMITTEE

4.4.1 The General Partner shall set up an Investment Committee (“Investment Committee”) which shall be endowed to have the sole authority to decide all the issues on the Limited Partnership’s investments and withdrawals. The Investment Committee shall be comprised of three (3) members (the “Member of the Investment Committee”) who shall be nominated by the General Partner. The rules of procedure of the Investment Committee shall be laid down by the General Partner.

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4.4.2 All the Partners hereby agree the Investment Committee shall exercise the power endowed to the General Partner as per Subparagraph (1) of Article 4.5.1 and other rights that the Investment Committee shall exercise under a management entrusting agreement. (The power specified in Subparagraph (1) of Article 4.5.1 shall be the power to conduct the Limited Partnership’s investment business and other business including the Project Investment and Cash Management. In terms of the Project Investment, such power shall refer to the sole and ultimate right to decide all the issues of any investments or its withdrawals.)

4.4.3 All the actions and the decisions made by the Investment Committee shall be approved by the majority of the votes of Members who usually vote through e-mails, conference calls or similar communication tools, or vote in person. The rules of procedure of the Investment Committee shall be laid down by the General Partner.

4.4.4 The Member of the Investment Committee shall take on duties until resignation or being removed. Any Member shall resign by giving a written notice to the General Partner. All Members shall serve without any remuneration, but the reasonable expenses incurred by the Members for attending any meetings of the Investment Committee shall be reimbursed by the General Partner.

4.4.5 The Limited Partnership shall set up an Advisory Committee (“Advisory Committee”) which shall be endowed to have the sole authority to decide the connected transaction of the Limited Partnership as specified in Article 4.6.2 and any investment which may exceed the monetary limitation for a single investment specified in Article 7.2.4. The Advisory Committee shall be comprised of three (3) members (the “Member of the Advisory Committee”) who shall be recommended by the General Partner.

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4.4.6 All the actions and the decisions made by the Advisory Committee shall be approved by the majority of the votes of Members who usually vote through e-mails, conference calls or similar communication tools, or vote in person. The rules of procedure of the Advisory Committee shall be laid down by the General Partner.

4.4.7 The Member of the Advisory Committee shall take on duties until resignation or being removed. Any Member shall resign by giving a written notice to the General Partner. All Members shall serve without any remuneration, but the reasonable expenses incurred by the Members for attending any meetings of the Advisory Committee shall be reimbursed by the Limited Partnership.

4.5 THE LIMITS OF POWER

4.5.1 Subject to Article 4.6.2, the General Partner shall enjoy the right to manage the affairs of the Limited Partnership as per the Law of the People's Republic of China on Partnerships and this Agreement. Considering the benefit maximization of the Partnership and having the good faith, the General Partner shall have the full power and right to represent or indicate the Limited Partnership to deal with all the issues which may be necessary or beneficial to the operation, the management of Project Investment, and other businesses of the Limited Partnership. These power and rights include but not be limited to the following aspects:

(1)	Conduct the Limited Partnership’s investment business and other business (including the Project Investment and Cash Management);

(2)	Manage, maintain and dispose the Limited Partnership’s assets, including but not limited to investment assets, non-investment assets, intellectual property and etc.;

(3)	Take all actions to make sure the Limited Partnership’s valid existence in order to conduct the businesses as a Limited Partnership;

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(4)	Reach a management entrusting agreement with the Managing Company, and accept the advice given by the Managing Company as per the agreement on the Limited Partnership’s investment business and other business (including the Project Investment and Cash Management);

(5)	As requested by the Custodian Agreement, open and maintain the escrow account in the name of the Limited Partnership, send payment order and other order to the custodian institution, collect the capital contribution made by the Limited Partners, the return on investment, the income for disposing the Project Investment and other amounts and then put it in the escrow account.

(6)	Recruit, fire or replace the professionals, agencies, and advisory institutions (including independent auditor) which provide services to the Limited Partnership. The General Partner shall be responsible for disclosing the relevant issues as per Article 10.3.4.

(7)	Choose, replace or remove the custodian institution and sign the Custodian Agreement and other agreements (including sign the Custodian Agreement with the custodian institution prior to the establishment of the Limited Partnership);

(8)	Examine the assignee’s qualification and approve the qualified assignment according to the regulations in this Agreement, if the Limited Partner assign its Partnership Interest;

(9)	Decide to file suits, commence arbitrations or response to suits on the Limited Partnership’s behalf; negotiate with the third party on the Limited Partnership’s behalf to settle the disputes with the third party; take all possible actions to secure the property of the Limited Partnership, lower the risks on the property of the Limited Partners and the General Partner incurred by the Limited Partnership’s business.

(10)	Handle the tax-related matters of the Limited Partnership as per the national tax regulations.

(11)	Provide warranty, guarantee and compensation, be regarded necessary or suitable by the General Partner, for conducting, holding or disposing the Project Investment;

(12)	Monitor the operation of the Portfolio Company, and exercise all the rights belonging to the Limited Partnership to the Target Company as per the Managing Company’s advice.

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(13)	Make reimbursement as per Article 12, and the General Partner shall disclose the relevant issues as per Article 10.7;

(14)	Make distribution to the Partners as per the terms of this Agreement;

(15)	Take all actions which may be necessary to realize the Partnership’s aims, maintain and strive for the Partnership’s legal interest;

(16)	Accept or refuse all or part of the Capital Contributions made by potential limited partner, and accept or refuse the application to become the Limited Partner.

(17)	Represent the Limited Partnership to sign documents under the valid authorization;

(18)	Other issues which could be dealt with by the General Partner, except the issues which shall be determined by the Partners’ meeting according to the regulations in this Agreement.

4.5.2 Besides Article 4.5.1, all Partners hereby agree to endow the General Partner with the independent authority to the following issues:

(1)	Alter the main business premise within the territory of the region specified in Article 2.3.1;

(2)	Alter the name of the Limited Partnership as per the name approved by the company registration authority;

(3)	Alter the representative of the Managing Partner;

(4)	Within the approved lump scale, continue to raise funds from the existing Limited Partners and the new Limited Partners according to the regulations in this Agreement;

(5)	After the initial capital being available, downsize the Limited Partnership and stop to accept the Capital Contributions;

(6)	Revise this Agreement without substantially prejudice to the Limited Partners;

(7)	Dispose various assets held by the Limited Partnership;

(8)	Assign or dispose the intellectual property and other property rights of the Limited Partnership;

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(9)	Add the Limited Partners, and all the Limited Partner including the new ones hereby agree to endow the General Partner with the right to sign the Limited Partnership’s documents according to Article 6.3.5.

4.6 CONFLICTS OF INTEREST AND CONNECTED TRANSACTION

4.6.1 Considering the Partnership’s benefit maximization, the General Partner and the Managing Company shall manage this Limited Partnership with good faith. If there are interest conflicts between the Limited Partnership and other investment tools managed by the General Partner and the Managing Partner, the General Partner and the Managing Partner shall secure the interests of the Limited Partnership in line with equal, open and fair principle.

4.6.2 The transactions among the Limited Partnership and the General Partner or the Managing Partner or its connected Person, including the Limited Partnership’s purchasing or selling the equity or interests of the Portfolio Company from or to the General Partner or the Managing Company, and the Limited Partnership’s investment in the Target Company which has been invested by the General Partner or the Managing Company, shall be approved by the majority vote of the Advisory Committee.

4.7 NON-GUARANTEE ON THE PRINCIPAL OR THE RETURN

The General Partner or the Managing Partner or its connected Person shall not be requested to pay back the Limited Partners’ principal, and shall not guarantee to take back the principal or secure the minimum return; all the principal being taken back and the investment return shall come from the available assets of the Limited Partnership.

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ARTICLE V

LIMITED PARTNER

5.1 LIMITED LIABILITY

The Limited Partner shall be responsible for the Limited Partnership to the extent of the Capital Contributions it has paid.

5.2 NO PARTICIPATION IN MANAGEMENT

5.2.1 A Limited Partner shall not manage partnership affairs or represent the Partnership in its relations with people outside the partnership. Any Limited Partner shall not take part in controlling the Limited Partnership’s investment business or other activities, transactions or business in the name of the Limited Partnership, shall not represent the Limited Partnership to sign documents, or engage in other restrictive behaviors.

5.2.2 The Limited Partner shall abide by the explicit regulations of this Agreement, when it exercises its voting rights on removing, changing, choosing the General Partner.

5.2.3 All regulations in this Agreement shall not be construed as the obligations of the Limited Partners to introduce the investment to the Limited Partnership and the restrictions on other Limited Partners’ investment. The Limited Partners’ exertion of their rights under this Agreement shall not be construed that the Limited Partners have taken part in managing or controlling the Limited Partners’ investment or other activities, and shall not lead the Limited Partners to be deemed as the General Partners which shall assume the unlimited joint and several liability for the debts of the Limited Partnership as per the relevant laws or regulations.

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5.3 THE LIMITED PARTNER’S REPRESENTATION AND WARRANTIES

The representation and warranties of the Limited Partner are as follows:

(1)	The Limited Partner has read this Agreement carefully and has understood the meaning of the contents accurately. The Limited Partner shall make decisions depending on the contents included in this Agreement and the Declaration Letter on Subscription risks, rather than depending on any oral or written declarations on selling the Partnership Interest which may be made by the Limited Partnership, the Managing Company, the General Partner, the agency of any private equity or the foregoing Person’s partners, members of the Managing Team, directors, employees, staff or connect persons.

(2)	The Limited Partner has asked for some professional advice independently on tax, law, regulation, currency and other issues related to this investment. And the Limited Partner has not received any suggestions on such issues from the Limited Partnership, the Managing Company, the General Partner, or the agency of any private equity.

(3)	The Limited Partner has the knowledge and experience in finance and business, and has the capacity to assess the value of this Limited Partnership;

(4)	The Limited Partner has been apprehensive of the investment risk of this Limited Partnership and the possible losses of all its investment capital, however, the Limited Partner still considers the Partnership Interest shall be the suitable investment;

(5)	All the information provided by the Limited Partner and its representative to the Managing Company and the General Partner shall be true, accurate and complete. And the Limited Partner acknowledges that the Managing Company and the General Partner have been and shall depend on such information to make decisions, and other Limited Partner may also depend on such information;

(6)	The Limited Partner shall ensure the lawful sources of its capital contribution;

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(7)	If the Limited Partner is an institution, it shall make an effective resolution through its internal procedure and acquire full authority in order to sign this Agreement, and the Person who signs this Agreement shall be its lawful and valid representative. The Limited Partner shall not violate its constitution, any regulation which may be legally binding to it or the obligations under other agreement by signing this Agreement.

(8)	Unless having been disclosed explicitly by the Limited Partner and having been accepted by the General Partner, the Limited Partner shall hold the Partnership Interest on its own account, and there is no entrustment, fiduciary or behalf of the holders on such interest. If there is a change in the status which has been disclosed explicitly by the Limited Partner and having been accepted by the General Partner, the relevant Limited Partner shall acquire the General Partner’s consent in advance.

5.4 EQUAL LEGAL STATUS

Unless otherwise stipulated in this Agreement, there is no hierarchy to different Limited Partners’ rights in this Limited Partnership. In terms of recouping capitals and acquiring other possible distributions from the Limited Partnership, any Limited Partner shall not take precedence over other Limited Partners.

5.5 CHANGE OF STATUS

Unless otherwise stipulated by law or by all Partners through an unanimous consent in writing, the Limited Partner shall not be changed into the General Partner, and the General Partner shall not be changed into the Limited Partner either.

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5.6 UNAUTHORIZED TRANSACTIONS

If the Limited Partner carries out transactions with other Person in the name of the Limited Partnership and causes losses to the Limited Partnership or other Partners, the Limited Partner shall assume the compensation reliability.

ARTICLE VI

PARTNERSHIP AFFAIRS

6.1 THE IMPLEMENTATION OF THE PARTNERSHIP AFFAIRS

6.1.1 The affairs of the Limited Partnership shall be managed by the General Partner of the Partnership. The power for managing, controlling, operating, and deciding the investment business and other business shall belong to the General Partner. Upon the Limited Partnership’s establishment, the Parties agree that the Managing Company shall be Shanghai Shanda Zhiben Equity Investment Management Co., Ltd.

6.1.2 According to the investment scope and orientation and on the premise of complying with the regulations specified in laws and this Agreement, the General Partner shall, on behalf of the Limited Partnership and in the name of Limited Partnership or itself, have the authority to conclude contracts, make other appointments or commitments, manage and dispose the Limited Partnership’s assets in order to achieve the Limited Partnership’s aim and investment target, if the General Partner independently consider those behaviors are necessary, requisite, beneficial or convenient.

6.2 THE BINDING EFFECT OF THE GENERAL PARTNER’S BEHAVIORS

On the premise of complying with the regulations specified in laws and this Agreement, all the General Partner’s behaviors of managing the Partnership affairs, including cooperating with any third party and negotiating on the relevant issues, shall be binding on the Limited Partnership.

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6.3 AUTHORIZATION

All the Limited Partners hereby makes an irrevocable authorization to the General Partner by signing this Agreement, under which the General Partner shall have the right to sign the following documents representing all or any Limited Partner:

6.3.1 The amendment of this Agreement or the amended Agreement. If the amended is related to the issues that shall be decided independently by the General Partner, the General Partner shall sign the documents directly representing the Limited Partner; if the amended is related to the issues that shall be decided at the Partners’ meeting according to this Agreement, the General Partner shall sign the documents by virtue of the resolution of the Partners’ meeting;

6.3.2 All the registration documents and all the alteration documents of the Limited Partnership;

6.3.3 If the General Partner acts as the Limited Partnership’s liquidator, it shall sign the documents to deal with the issues related to the Limited Partnership’s dissolution or liquidation;

6.3.4 Updated versions of the Annex II of this Agreement;

6.3.5 The documents for adding the Limited Partners according to Article 4.5.2.

6.4 THE EXPENDITURE OF THE LIMITED PARTNERSHIP

6.4.1 The expenditure of the Limited Partnership shall include but not be limited to the following expenses, costs and outgoings which are related to its establishment, operation, termination, dissolution, and liquidation:

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(1)	Start-up costs;

(2)	Financing coats;

(3)	The government charge and the third party’s service charge caused by registration, approval, filing or the alterations related to the foregoing issues;

(4)	The expenses for preparing the quarterly or annual financial reports and other relevant reports;

(5)	The expenses for the Partner’s meeting (except the travel expenses, the logging fees, the communication fees and other expenses caused by the Limited Partner’s attendance) and the Advisory Committee’s meeting;

(6)	The taxes and dues on the Limited Partnership’s proceeds or assets, or on the Limited Partnership’s transactions or operation, and the costs incurred by purchasing, selling or disposing the Project Investment;

(7)	The professional costs for legal service, financial service, and other professional service needed by the investment project (including the completed investment projects and the financing projects, and the travel expenses and the accommodation expenses in the revoked investment projects);

(8)	The commission for the intermediaries who have introduced the investment project to the Limited Partnership;

(9)	Management fees;

(10)	Custodian fees;

(11)	Court costs and arbitration costs;

(12)	The costs associated with running this Partnership which shall be assumed by the Limited Partnership according to the market practice and the transaction customs.

The Managing Company shall strive to let the relevant Portfolio Company assume the legal costs, the audit fees, the assessment fees and other service fees of the third party, all of which may be incurred by assessing, holding, operating, quitting the existing and potential investment project. If the Managing Company fails to do so, the portion that is unrecoverable from the relevant Portfolio Company shall be assumed by the Limited Partnership.

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6.4.2 The Limited Partnership’s costs shall be paid by itself. The start-up costs in subparagraph (1) of Article 6.4.1 refers to the relevant expenses for establishing the General Partner and the Limited Partnership, including the preliminary expenses, the professional fees such as legal fees, accountancy fees and etc. rather than the expenses incurred by the Limited Partners. The start-up costs shall be paid by the Limited Partnership and the maximum of the start-up costs shall be 500,000 Yuan. The start-up costs paid by the Managing Company, the General Partner or other connected Persons prior to the Limited Partnership’s establishment, shall be reimbursed in full by the Limited Partnership after the Establishing Date.

6.4.3 As the consideration for the Managing Company’s management and other services to the Limited Partnership, the Parties hereby agree that the Limited Partnership shall pay for the Managing Fee by virtue of the capital in its escrow account in the custodian institution during its duration as per the following rules. If the capital in the Limited Partnership’s escrow account in the custodian institution is not enough to pay for the Managing Fee, the Limited Partner shall pay for the Managing Fee to the Managing Company according to its Capital Contributions and the payment term specified below:

(1)	The Limited Partnership shall pay for the Managing Fee in an amount equal to 2% of its Total Capital Contributions per year within its duration.

(2)	The Managing Fee shall be paid annually. The first charging duration shall be from the effective date of the Custodian Agreement to the last day of this year, and the Managing Fee shall be paid on the effective date of the Custodian Agreement; the following Managing Fee shall be paid within the first ten (10) days per year.

(3)	If the Limited Partnership’ investment project exits the investment, the exited capital shall be deducted from the Managing Fee base.

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(4)	If the Limited Partnership extends its operation duration, the Managing Fee for such extended duration shall be paid as per the Limited Partnership’s actual and non-exited investment volume, i.e., the Managing Fee for such extended duration = the Limited Partnership’s actual and non-exited investment volume×2.0%×the number of days in the extended duration/365.

6.4.4 The following expenses shall be assumed by the Managing Company itself and its Managing Fee:

(1)	The labor cost for the Managing Team, including the wages, bonus, welfare and other cost;

(2)	The Managing Company’s expenses related to the Limited Partnership’s management, including the office rents, property management fees, utilities expenses, communication fees and the cost of office facilities;

(3)	Other costs associated with running the Managing Company, including without limitation the meeting fees, communication fees, the project travel costs and other expenses used to the Project Investment;

(4)	The Investment Committee’s meeting expenses.

6.5 FUNDS CUSTODIAN

6.5.1 The Limited Partnership shall entrust a reputable commercial bank established in the territory of PRC (the “Custodian Institution”) to monitor all cashes in the Limited Partnership’s account. Upon the Limited Partnership’s establishment, the Parties agree the Custodian Institution shall be appointed by the General Partner. The Limited Partnership shall conclude a Custodian Agreement with such Custodian Institution.

6.5.2 All the Limited Partnership’s cash layout shall abide by the procedures specified in the Custodian Agreement.

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ARTICLE VII

INVESTMENT BUSINESS

7.1 INVESTMENT OBJECTIVE

The Limited Partnership, gathering its Partners’ funds and making use of the professional experience of the Managing Company, aims at the equity investment to the unlisted company in contents, digital, and culture industry. It focuses on China’s capital market, and pays attention to the growing company and the Pre-IPO company in order to realize the capital gain.

7.2 INVESTMENT RESTRICTION

7.2.1 The investment direction shall comply with the national industry policy, the national investment policy and the macro-control policy. All invested projects shall be examined, approved, and filed as per the relevant regulations related to fixed-asset investment.

7.2.2 Except the Cash Management specified in Article 7.3, the Limited Partnership shall not make investments in stocks on the second market, financial derivatives, real estates, and other fixed-asset investment.

7.2.3 Unless otherwise unanimously agreed by the Partners’ meeting, the Limited Partnership shall not raise loans, or shall not provide guarantees to any third party.

7.2.4 The accumulated investment amount in a single project shall not exceed 20% of the Limited Partnership’s Total Capital Contribution, unless otherwise approved by the Advisory Committee.

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7.3 CASH MANAGEMENT

Except for the project investments in accordance with the above investment target and investment restriction, the total cash assets of the Limited Partnership, including but not limited to the cash for proposed investment, allocation and payment, shall be deposited or be used in the fixed income investment like government debt rather than be used in real estate or other fixed-asset investment.

7.4 TIME HORIZON

The General Partner shall strive to invest the Total Capital Commitments into the projects which may comply with the above investment target and the investment restriction within the time horizon. After the expiry of the time horizon, the remaining part of the Total Capital Commitments shall be distributed among all the Partners by the General Partner according to Article 9, unless acquiring the Limited Partners’ approval on extending the time horizon.

7.5 EXIT STRATEGY

Considering the benefit maximization of the Partnership and having the good faith, the General Partner shall strive to arrange the Limited Partner to exit from the invested project on the premise of being allowed by laws and regulations prior to the expiry of the operating duration. The methods for exiting includes but not limited to cashing the stocks on the secondary market after the expiry of the restricted stock trade period. If the expected methods for exiting fail to be achieved, the General Partner shall ask the Partners’ meeting to decide to adopt other exit methods which may be accepted by laws and China Securities Regulatory Commission.

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7.6 JOINT INVESTMENT

All Partners of this Limited Partnership hereby agree that on the premise of complying with relevant laws and regulations the Managing Company shall have the authority to distribute the 20% of the available part of the Limited Partnership’s investment amount towards the Portfolio Company to the Managing Team’s members or the connected entities set up by the members, and the foregoing 20% shall be used to make investments by the Managing Team’s members or the connected entities and the Limited Partnership. The specific distributive shares shall be determined by the Investment Committee.

ARTICLE VIII

THE PARTNERS’ MEETING

8.1 THE PARTNERS’ MEETING

8.1.1 The Partners’ meeting, as the standing orders of the Partners, shall be convened and presided over by the General Partner. Besides listening to the annual reports made by the General Partner, the functions and powers of the Partners’ meeting are as follows:

(1)	Amend this Agreement (except the issues related to the follows: (i) the issues which shall be decide independently by the General Partner according to this Agreement; or (ii) the change of Partner caused by the Partnership Interest’s assignment allowed by this Agreement);

(2)	Allow the General Partner to assign its Partnership Interest;

(3)	Make decisions on the Partnership’s dissolution and liquidation;

(4)	Strike the General Partner from the Partners’ list according to Article 11.4.1 of this Agreement;

(5)	Alter the brand of the Limited Partnership (except the alteration of the Limited Partnership’s name according to Article 2.2);

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(6)	Increase or reduce the Partner’s Capital Contributions (except the otherwise stipulations in Article 4.5.2);

(7)	After the operating duration has been extend for two (2) years according to Article 2.6.3, the General Partner shall submit the issues for continuing to extend the duration to the Partners’ meeting to get its approval; or at the expiry of the Limited Partnership’s investment duration, the Partners’ meeting shall have the right to decide to extend the investment duration by the General Partner’s proposal;

(8)	Make significant changes on the investment principle or the investment scope;

(9)	Other issues shall be determined by the Partners’ meeting according to the laws, regulations and this Agreement. The Partners’ meeting shall not discuss the Limited Partnership’s potential investment project or other issues related to the Limited Partnership’s operation, and the Limited Partners shall not exert control on the Limited Partnership’s management and other activities through the Partners’ meeting. In order to avoid arousing suspicion, all the issues, except the Subparagraph (4), listed in Article 8.1.1 shall be submitted to the Partners’ meeting by the General Partner. The Limited Partner shall not submit any issues above to the Partners’ meeting individually or jointly (except the Subparagraph (4)).

8.1.2 The first Partners’ meeting shall be convened by the General Partner within three (3) months after the effective date of the Custodian Agreement. The General Partner shall convene an annual Partners’ meeting within the first six (6) months per year and shall send written notices to all the Partners prior to twenty (20) working days before such meeting. The main subject of the annual Partners’ meeting shall be listening to the last year’s annual report made by the General Partner according to Article 8.1.1.

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8.1.3 Subject to the restrictions specified in Article 8.1.1 and Article 8.1.2, the General Partner or the Limited Partner representing 1/3 or more of the Limited Partnership’s Total Capital Commitments, with at least fifteen (15) working days’ notice in advance, may propose for an interim Partners’ meeting. If the Limited Partners, jointly holding 1/2 or more of the Total Capital Commitments, submit the proposal to the Partners’ meeting ten (10) working days in advance, the interim Partners’ meeting shall have the right to discuss the proposal belonging to the issues specified in Subparagraph (4) of Article 8.1.1. A Limited Partner, jointly designated by the Limited Partners holding 1/2 or more of the Total Capital Commitments, shall have the right to convene an interim meeting with ten (10) working days’ written notices in advance to discuss the issues specified in Subparagraph (4) of Article 8.1.1.

8.1.4 The Partners’ meeting may be conducted by on-site meeting, conference call, or communication voting according to the General Partner’s reasonable decision. In order to avoid arousing suspicion, the relevant expense, including the travel expenses, lodging fee, communication fee and other expenses incurred by attending the meeting, shall be assumed by the Limited Partner itself. The conference notice under Article 8.1.2 and 8.1.3 shall include the following particulars:

(1)	The time and venue;

(2)	The convening form;

(3)	The subjects;

(4)	The necessary meeting materials for Partners’ voting;

(5)	Contact person and contact way.

8.1.5 If the Partners’ meeting discuss the issues which do not belong to the Subparagraph (1), (2), (3), (4), (7) and (8) of Article 8.1.1, the resolution shall be made by the General Partner and the Limited Partners who jointly hold 1/2 or more of the Capital Commitments, unless otherwise stipulated in this Agreement. In order to avoid arousing suspicion, if the Partners’ meeting discuss the issues belonging to the Subparagraph (2) and (4) of Article 8.1.1, the resolution shall be made by the Limited Partners who hold all the Capital Commitments; if the Partners’ meeting discuss the issues belonging to the Subparagraph (3) of Article 8.1.1, the resolution shall be made by the Limited Partners who hold 2/3 or more of the Capital Commitments; if the Partners’ meeting discuss the issues belonging to the Subparagraph (1), (7) and (8) of Article 8.1.1, the resolution shall be made by all the Partners.

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ARTICLE IX

CAPITAL ACCOUNT, INCOME DISTRIBUTION AND LOSS PARTICIPATION

9.1 CAPITAL ACCOUNT

9.1.1 The Limited Partnership shall set up a capital account for each Partner in its accounting book. After the completion of the add item or deduction below in accordance with this Agreement, the capital account of each Partner shall be adjusted by the following methods:

(1)	The following item shall be regarded as the add item of the capital account: 1) the Limited Partner’s deserved shares in the Limited Partnership’s current income; 2) the Capital Commitments made by such Limited Partner within the current period.

(2)	The following item shall be regarded as the deduction of the capital account: 1) the allocated cash or material objects withdrawn by the Partner; and 2) the Limited Partnership’s losses assumed by such Partner within such period.

9.2 DISTRIBUTION

9.2.1 Under the following circumstances, the General Partner shall make reasonable distributions promptly according to the order stipulated in Article 9.2.2 (however, the General Partner shall have the authority to set aside the Limited Partnership’s reasonable expenses before the distribution):

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(1)	If some parts of the Capital Commitments fails to be invested into the projects complying with the investment target and restriction on the expiry date of the investment period, the General Partner shall distribute the remaining capital as per the order specified in Article 9.2.2 within ten (10) working days after the expiry date of the investment period; or

(2)	The cash income acquired by the Limited Partnership due to any project investment.

9.2.2 The distribution upon exiting from a single investment project

After the Limited Partnership’s exiting from a single invested project, the Limited Partnership shall make distributions to the Partners. The distributive cash income (the “Distributive Cash Income of a Single Project”) is equal to the amount that the Project’s cash income deducts the expenses which have been paid by the Partnership and the expenses which shall be paid by the Partnership. The Distributive Cash Income of a Single Project shall be distributed as per the principles and orders below:

(1)	At first, The Distributive Cash Income of a Single Project shall be distributed to the Limited Partners who are entitled to take part in such project in proportion to the Capital Commitments, until all such Limited Partners take back its principal in such project, i.e., the share of the principal be distributed to such Limited Partner in proportion to such Limited Partner’s Capital Commitments.

(2)	The balance after the above distribution, shall be distributed to the General Partner, until such General Partners take back its principal in such project, i.e., the share of the principal be distributed to such General Partner in proportion to such General Partner’s Capital Commitments.

(3)	After the previous two distributions, if there is still balance for the Distributive Cash Income of a Single Project, the balance shall be distributed as follows:

♦	If the single project’s annualized rate of return is 8% or less, the balance shall be distributed to all the Partners according to the Capital Commitments;

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♦	If the single project’s annualized rate of return is between 8% and 10%, the balance calculated as per 8% of the annualized rate of return shall be distributed to all the Partners according to the Capital Commitments and the remaining as the excess income shall be distributed to the General Partner in full;

♦	If the single project’s annualized rate of return is 10% or more, 80% of the balance shall be distributed to all the Partners according to the Capital Commitments and the remaining 20% as the excess income shall be distributed to the General Partner.

♦	The single project’s annualized rate of return = (the distributive cash income of a single project - the investment principle of a single project)/[ the investment principle of a single project × the days from the pay day of a single project’s investment principal to the exit day of such single project/365]

Remarks: the exit day of a single project refers to the day on which the Limited Partnership exit from the single project and any income incurred by such exiting has been transferred to the Limited Partnership’s escrow account. If the investment principal of a single project is paid by installment, the exit day above shall be calculated by installment as well.

(4)	50% of the excess income distributed from the Limited Partnership to the General Partner shall be put into the distribution account which was opened in the name of the Limited Partnership, and shall be distributed to the Limited Partner in proportion to its Capital Commitments until the distributed accumulated cash income makes the Limited Partner’s annualized rate of return up to 8%; after that, the amounts reserved in the distribution account shall return to the General Partner and the distributive cash income from the Limited Partnership shall no longer be put into the distribution account.

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The Limited Partner’s annualized rate of return = (the Limited Partner’s accumulated cash income - the Limited Partner’s Capital Commitments)/the Limited Partner’s weighted capital at certain time

The Limited Partner’s weighted capital at certain time = the total sum of ( each sum of capital × the actual hold-up days for each sum of capital/365)

The actual hold-up days for each sum of capital refers to the actual days from the available day of each sum of capital to the day on which the funds have been taken back and put into the account (or to the expiry day of the exiting period, if the capital has not been taken back). The available day of the first sum of capital shall be the fourth day after the Limited Partnership’s basic account being opened, the available day of the following sum of capital shall be the pay day specified in the Payment Notice, and if any Limited Partner delays in payment, the available day of such sum of capital shall be the tenth (10) day after the pay day specified in the Payment Notice; the day on which the funds have been taken back and put into the account refers to the day on which the amounts incurred by exiting from the project transfers to the Partnership’s escrow account.

9.2.3 In order to avoid arousing suspicion, the cash income incurred by the project investment during the Partnership’s operating duration shall not be used in another investment. If any due liquidated damages or overdue fine of the Limited Partner has not been paid according to the stipulations in this Agreement, the General Partner shall deduct such liquidated damages or overdue fine from such Limited Partner’s deserved income and then pay the remaining to such Limited Partner.

9.3 LOSS PARTICIPATION

The loss within the Limited Partnership’s Capital Commitments shall be assumed by all the Partners in proportion to its Capital Commitments, and the loss exceeding the Limited Partnership’s Capital Commitments shall be assumed by the General Partner (in order to avoid arousing suspicion, upon the loss occurs, the General Partner, the Managing Company and its connected Person shall not be requested to return any principal of the Limited Partner).

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9.4 INCOME TAX

According to the Law of the People's Republic of China on Partnerships and other relevant laws, the Limited Partnership shall not be the taxpayer of the income tax, and the Partners shall pay taxes separately. If the Limited Partnership is obliged to withhold and pay the taxes and dues on the amounts which need to be distributed to the Partners according to relevant laws and regulations, the Limited Partnership shall pay the remaining to relevant Partners.

ARTICLE X

ACCOUNTS AND REPORTS

10.1 KEEPING ACCOUNTS

The General Partner shall maintain full and accurate accounts of the transactions of the Partnership in proper books and records of account complying with the regulations stipulated in laws within the statutory duration, which shall be the fundamental basis for the financial reports to be submitted to the Limited Partner.

10.2 FISCAL YEAR

The fiscal year of the Limited Partnership is same with the calendar year; the first fiscal year shall be from the Establish Date of the Partnership to 31 December of the same year.

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10.3 AUDIT REPORT AND FINANCIAL REPORTS

10.3.1 The General Partner shall appoint an accounting firm with the qualification for security business as the Partnership’s independent audit institution.

10.3.2 The books and records of account of the Partnership shall be audited as of the end of each fiscal year by an independent audit institution.

10.3.3 The General Partner shall prepare and mail, deliver by facsimile, email or by other methods to send a financial report that has not been audited to each Limited Partner within two (2) months after the end of each quarter, and shall prepare and mail, deliver by facsimile, email or by other methods to send the following financial reports that has been audited to each Limited Partner within five (5) months after the end of each fiscal year:

(1)	Balance sheet;

(2)	Profit and loss statement;

(3)	Cash flow statement;

(4)	The Partner’s balance in the capital account and the changes in this fiscal year.

10.3.4 The General Partner shall inform the Limited Partner of the recruitment, dissolution or replacement for the experts, agencies, or consultant institutions.

10.4 ANNUAL REPORT

Since the first full fiscal year after the Partnership’s establishment, the General Partner shall submit the annual report to the Limited Partner by mail, fax, email or other methods, and the content of such annual report shall include the last year’s investment summary and audited financial reports.

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10.5 INVESTMENT REPORT

Within the Partnership’s operating duration, the General Partner shall, based on specific investment, prepare and submit quarterly investment report to the Limited Partner by mail, fax, email or other methods. The investment report shall include the completion of specific transactions under the project investment, the execution of major transaction documents, the exit from the investment project or distributions, and may including other contents selected by the General Partner.

10.6 CONSULTING THE ACCOUNTING BOOKS

The Limited Partner shall, with five days’ written notice in advance, be entitle to consult the accounting books during normal working hours in person or through its representative. The Limited Partner shall abide by any confidential procedures and rules made or updated by the Limited Partnership from time to time when it exerts the rights stipulated in this Sub-article, and if the General Partner considers it is necessary for safeguarding the Partnership’s interest, the General Partner shall have the authority to request the Limited Partner to return or destroy any materials acquired for the Partnership.

10.7 INDEMNIFICATION DISCLOSURE

If any significant indemnification specified in Article 12 occurs, the General Partner shall promptly inform the Limited Partner of the relevant issues in writing in order to let the Limited Partner understand the particulars of the indemnification and the possible effects to the Partnership.

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ARTICLE XI

INTERESTS PLEDGE, INTEREST ASSIGNMENT, WITHDRAWAL AND SUBSEQUENT FUND-RAISING

11.1 THE LIMITED PARTNER’S INTEREST PLEDGE AND INTEREST ASSIGNMENT

11.1.1 The Limited Partner may pledge or assign it interests in this Partnership according to the explicit regulations in this Agreement. If the pledge or assignment does not meet the explicit regulations of this Agreement, such pledge or assignment shall be deemed null and void, and the General Partner may request the Limited Partner to assume the responsibility for breaching this Agreement. If any capital contribution, notice of contribution or distribution is involved in, the Partnership and the General Partner shall not accept any pledge and assignment which violates this Agreement.

11.1.2 The Limited Partner shall have the right to pledge all or part of its Partnership Interest on the premise of being approved by the General Partner, and the Limited Partner shall not pledge any part of its Partnership Interest to any Person without the consent of the General Partner. The pledge made by the Limited Partner who intends to pledge its Partnership Interest (“Pledgor”) shall be a “valid pledge”, if it meets all the following requirements:

(1)	After the realization of the pledged Partnership Interest, there shall be 49 or less of the Limited Partners in this Partnership;

(2)	The Pledgor sends the contribution notice to the General Partner at least thirty (30) days in advance, and the General Partner makes a written consent and waives the right of first refusal under this Agreement;

(3)	The Person who intends to accept such pledge (“Pledgee”) has submit a commitment letter to the General Partner, which shows that the Pledgee agrees to be constrained by and abide by this Agreement, and succeed all the obligations of assignor after the realization of the Partnership Interest;

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(4)	The Pledgee shall meet at least one of the following requirements: (a) prior to the pledge, the Pledgee has been the General Partner (or its connected Person) or the Limited Partner; or (b) the Pledgee has submitted the documents, certificates and information required by the laws, regulations or trade practice to the General Partner, and the foregoing documents, certificates and information have pass the examination and assessment made by the General Partner (including but not limited to the compatibility assessment for investment).

(5)	The Pledgee has committed in writing that all the expenses incurred by this pledge to the Partnership and the General Partner shall be borne by itself;

(6)	The General Partner, according to its own standards, agrees the Limited Partner pledge the relevant part of its Partnership Interest.

If the General Partner considers the proposed pledge is in its best interest according to its own independent standards, then it can decide to waive one or more requirements in Subparagraph (2) to Subparagraph (5) of this Article 11.1.2 and accept a pledge as a “valid pledge”.

11.1.2 The Limited Partner shall have the right to assign all or part of its Partnership Interest on the premise of being approved by the General Partner, and the Limited Partner shall not assign any part of its Partnership Interest to any Person without the consent of the General Partner. The assignment made by the Limited Partner who intends to assign its Partnership Interest (“Assignor”) shall be a “valid assignment”, if it meets all the following requirements:

(1)	After the assignment of the Partnership Interest, there shall be 49 or less of the Limited Partners in this Partnership;

(2)	The Assignor sends the contribution notice to the General Partner at least thirty (30) days in advance, and the General Partner makes a written consent and waives the right of first refusal under this Agreement;

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(3)	The Person who intends to accept such assignment (“Assignee”) has submit a commitment letter to the General Partner, which shows that the Assignee agrees to be constrained by and abide by this Agreement, and succeed all the obligations of assignor after the realization of the Partnership Interest;

(4)	The Assignee shall meet at least one of the following requirements: (a) prior to the pledge, the Assignee has been the General Partner (or its connected Person) or the Limited Partner; or (b) the Assignee has submitted the documents, certificates and information required by the laws, regulations or trade practice to the General Partner, and the foregoing documents, certificates and information have pass the examination and assessment made by the General Partner (including but not limited to the compatibility assessment for investment).

(5)	The Assignee has committed in writing that all the expenses incurred by this pledge to the Partnership and the General Partner shall be borne by itself;

(6)	The General Partner, according to its own standards, agrees the Limited Partner assign the relevant part of its Partnership Interest.

If the General Partner considers the proposed assignment is in its best interest according to its own independent standards, then it can decide to waive one or more requirements in Subparagraph (2) to Subparagraph (5) of this Article 11.1.2 and accept an assignment as a “valid assignment”.

11.1.4 Subject to other regulations in this Article, unless the Pledgor/Assignor, according to Article 11.1.2 or Article 11.1.3, deliver a Pledge/Assignment Notice which provides written evidences showing that the proposed Pledgee/Assignee is connected with the Pledgor/Assignor, the General Partner shall, under the same conditions, have the right of first refusal on the Partnership Interest assigned or exited as per this Agreement (the General Partner may appoint its connected Person to accept such Partnership Interest), however, any other Limited Partner shall not have the right of first refusal. If the General Partner waives the right of first refusal, the Assignor shall transfer the Partnership Interest to the third party.

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11.2 THE GENERAL PARTNER’S INTEREST ASSIGNMENT

11.2.1 Except for the assignment made in accordance with the explicit regulations in this Agreement, the General Partner shall not assign any Partnership Interest in any form. If the General Partner is declared bankrupt or its business license is revoked, and it seems necessary to assign its Partnership Interest, with the approval made by the non-connected Partner in accordance with the Article 11.2.2, the General Partner shall assign its Partnership Interest to the Assignee who has committed to assume all the obligations and liabilities of the Assignor; otherwise the Limited Partnership shall be liquidated.

11.2.2 The General Partner shall assign its Partnership Interest with the consent of the Partners’ meeting. In terms of the assignment of Partnership Interest from the General Partner to its connected Person, if such connected Person’s total assets is not less than the General Partner’s current total assets, and such connected Person has good management capability that is necessary for taking the post of the General Partner, the Partners’ meeting shall approve such assignment of the Partnership Interest. If the General Partner assigns its Partnership to the non-connected Person, the General Partner shall submit relevant documents to the Partners’ meeting, in order to prove the Assignee (1) has good management capability that is necessary for taking the post of the General Partner; and (2) has sufficient assets which are necessary for taking the post of the General Partner.

11.2.3 Under the circumstances illustrated in Article 11.4.1 of this Agreement, if the Partners’ meeting accepts the new General Partner and expels the original General Partner, then the original General Partner shall assign all of its Partnership Interest to the new General Partner, and the assignment price shall be assessed by an independent institution which has been chosen by both parties.

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11.3 THE LIMITED PARTNER’S WITHDRAWAL FROM THE PARTNERSHIP

11.3.1 The Limited Partner shall withdraw from this Partnership by assigning its Partnership Interest as per this Agreement. Apart from this, the Limited Partner shall not withdraw from the Partnership or take back the investment principal in advance (except the distribution made in accordance with Article 9 of this Agreement).

11.3.2 In any of the following circumstances, it is mandatory that the Limited Partner withdraws from the Partnership:

(1)	The business license of the Limited Partner is revoked by law, or the Limited Partner is ordered to terminate or cancelled;

(2)	All the Partnership Interest held by the Limited Partner has been attached by courts;

(3)	Other circumstances under which it is mandatory that the Limited Partner withdraws from the Partnership according to the Law of the People's Republic of China on Partnerships.

The Limited Partnership shall not be dismissed due to the Limited Partner’s withdrawal according to the above.

11.3.3 If the Limited Partner withdraws from the Partnership in accordance with Article 11.3.2, the General Partner shall enjoy and exert the right of first refusal on the Partnership Interest involved in as per Article 11.1.3; if the General Partner waives such right of first refusal, the Capital Commitments of the Limited Partnership shall be deducted correspondingly.

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11.4 EXPEL AND CHANGE THE GENERAL PARTNER

11.4.1 If the General Partner causes any loss to the Partnership or incurred any debts or liabilities that may hardly be refunded or settled due to its willful misconduct or gross negligence, the Limited Partnership shall have the right to expel such General Partner.

11.4.2 The procedures for expelling the General Partner are as follows:

(1)	The General Partner agrees to be expelled, or the arbitral award allows to expel such General Partner as per the arbitral procedures stipulated in this Agreement;

(2)	The Partners’ meeting makes a resolution on expelling the General Partner.

11.4.3 On the premise of Article 11.4.2 (1), If the Partners’ meeting fails to make a resolution on accepting the new General Partner when expelling the original General Partner, the Partnership shall be liquidated.

11.4.4 The procedures for changing the General Partner are as follows:

(1)	On the premise of Article 11.4.2 (1), the Partners’ meeting makes a resolution on expelling the original General Partner and at the same time the Partners’ meeting also makes a resolution on accepting the new General Partner.

(2)	The new General Partner agrees to be restricted by this Agreement and agrees to perform all the obligations and liabilities of the original General Partner by signing documents.

11.4.5 The General Partner shall withdraw from the Partnership, stop managing the Partnership’s affairs and handover the Partnership’s affairs to the new General Partner accepted by the Partners’ meeting after the procedures under Article 11.4.2 and Article 11.4.4 being completed.

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11.5 THE GENERAL PARTNER’S WITHDRAWAL FROM THE PARTNERSHIP

11.5.1 The General Partner hereby guarantee that, unless otherwise stipulated in this Agreement, the General Partner shall perform all of the obligations under this Agreement prior to the Partnership’s dissolution or liquidation; the General Partner shall not withdraw from this Partnership or assign its Partnership Interest prior to the Partnership’s dissolution or liquidation; and the General Partner itself shall not dismiss or terminate voluntarily.

11.5.3 In any of the following circumstances, it is mandatory that the General Partner withdraws from the Partnership:

(3)	The business license of the Partnership is revoked by law, or the Partnership is ordered to terminate or cancelled;

(4)	All the Partnership Interest held by the General Partner has been attached by courts;

(5)	Other circumstances under which it is mandatory that the General Partner withdraws from the Partnership according to the Law of the People's Republic of China on Partnerships.

If the General Partner withdraws from the Partnership in accordance with the above, the Limited Partnership shall be liquidated unless the Partnership has accepted new General Partner immediately.

11.6 The above issues shall be approved by the Partner who owns relevant contribution ratio in accordance with Article 8.1.5 of this Agreement, and the Managing Partner shall execute documents related to this.

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11.7 SUBSEQUENT FUND-RAISING

11.6.1 Within two (2) years after the Partnership’s establishment, the General Partner shall continue to raise funds from the existing Limited Partner or from the new Limited Partner under 3 billion RMB of the maximum Capital Contribution, on the premise that the subsequent fund-raising shall not violate the Law of the People's Republic of China on Partnerships and other relevant laws or regulations, or incur any extra restriction on the Partnership’s operation.

11.6.2 According to Article 11.7.1, the existing Limited Partner and the new Limited Partner shall increase or make contributions to the Partnership, and the existing Limited Partner and the new Limited Partner shall make payment or additional payment for the Managing Fee in proportion to its Capital Contributions to the General Partner.

ARTICLE XII

INDEMNIFICATION

12.1 The Parties hereby agree that the Partnership shall indemnify any Person (the “Covered Person”) who was or is made or is threatened to be made a Party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a Partner or a director, officer or agent of a Partner or the Partnership or, while a director, officer or agent of a Partner or the Partnership, is or was serving at the request of the Partnership as a director, officer, partner (except the situation on which the Limited Partner takes this post), employee or agent of another entity or other enterprise, for and against all loss and liability incurred by such Person in connection with such action, suit or proceeding, including appeals; provided that such Person shall not be entitled to indemnification hereunder only to the extent such Person conduct constituted fraud, bad faith or willful misconduct (the “Prohibited Acts”).

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12.2 To the extent permitted by law, the General Partner shall represent the assets held by the Partnership to indemnify and hold harmless from and against any and all claims, liabilities, damages, losses, costs and expenses (including the amounts paid in the manner of enforcement of judgment and settlement, fine, legal expenses or other expenses, and the reasonable expenses incurred by any claim or accusation), whether the nature, known or unknown, liquidated or liquidated, which may accrue to or be incurred by any Covered Person for representing the Partnership, or arise out of and/or relate to conducting the business activities that may further promote the Partnership’s interest, or arise out of and/or relate to the Partnership’s business; however, the premises of the foregoing are as follows: (1) the Covered Person has the right to get indemnification only when the Covered Person’s behavior is not the Prohibited Acts; (2) the indemnification and holding harmless satisfying Article 12.2 shall be made by the Limited Partner’s funds, and no Limited Partner shall compensate the part that exceeds its remaining Capital Commitments under Article 12.2; and (3) the Limited Partner shall not assume any personal responsibility; the premise is that each Limited Partner shall have the obligation to return any distributed amounts (within its invested capital) in order to provide funds to the Limited Partnership’s compensation obligation within the scope stipulated in Article 12.2.

12.3 Reasonable expenses incurred by a Covered Person in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the Limited Partnership to such Covered Person prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined ultimately by a court of competent jurisdiction that the Covered Person was not entitled to be indemnified hereunder. The Limited Partnership shall not make any advanced payment for indemnification under this Section without the approval of the Partners’ meeting.

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12.4 The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law, and shall extend to such Covered Person’s successors and transferees.

12.5 Upon the General Partner, be authorized or as per the indications, consider the regulation above is binding on the Limited Partnership and is necessary and suitable to be implemented by such Person for the Partnership, the General Partner shall represent the Partnership to sign relevant agreements with all such Person according to Article 12 (considering such Person is not the party of this Agreement, such obligation may be regarded unenforceable to the Limited Partnership).

12.6 The General Partner and the Person as defined in Article 12 shall not assume any liability for the losses of the Limited Partnership for any reason (including but not limited to any false judgment, or adopted or not adopted any actions or omissions, or the losses incurred by any fault, action or omission, or the losses incurred by such Person’s fault, action or omission (not including the losses caused by any dishonest, fraud, bad faith, and significant negligence)); any alteration of the laws (including the national and regional laws and regulations), any judicial award or government policy which may make this Agreement null and void, or the General Partner’s action or omission according to this Agreement shall not be regarded as dishonest, fraud, bad faith, and significant negligence, and such Person shall not take the responsibility for the losses incurred by the foregoing. For the further avoidance of doubt, such Person shall not take responsibility to any Partner of this Partnership. By signing the Agreement, the Partnership and the Limited Partner makes such Person holding harmless to the consequence of the foregoing actions or omissions, and to the fullest extent permitted by applicable Law waives the rights to ask such Person to be restricted by stricter responsibility standard. The Limited Partner agree that such Person shall not be liable to the Partnership or its Partners for returning the investment capital or suing for compensation from such Person, the Partnership and its assets.

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12.7 The Covered Person shall not assume any liability to the losses incurred by the negligence of the Partnership’s agents, other representatives or custodian institutions. The General Partner shall have the right to rest upon the advice made by legal consultants, accountants and/or other experienced experts. The General Partner shall not assume any liability to this Partnership or any other Partner due to its actions or omissions based on the aforementioned professional advice.

ARTICLE XIII

GOVERNING LAW AND DISPUTE RESOLUTION

13.1 GOVERNING LAW

The formation of this Agreement, and its validity, interpretation, performance and disputes shall be governed by the laws of PRC. And the alteration, amendment, dissolution and termination of this Agreement shall also be governed by the laws of PRC.

13.2 DISPUTE RESOLUTION

The Parties shall attempt to settle any disputes or claims arising from this Agreement through friendly consultation. The consultation procedures are as follows:

13.2.1 One Party shall send a written notice to other Party for discussing the disputes. The notice shall illustrate the natures, reasons and claims of the disputes, and at the same time the Party shall provide the other Party with the factual basis of its claims and the suggestion and advice on settling these disputes.

13.2.2 The Parties involving in such disputes shall negotiate with each other promptly upon receiving the notice, and shall reach an agreement on settling the disputes within ten (10) working days after receiving the notice.

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13.2.3 If the Parties involving in such disputes fail to make a settlement within the duration specified in Article 13.2.2, any Party shall has the right to submit this dispute to Shanghai Arbitration Commission for arbitration. The arbitral award shall be final and binding upon both Parties, and shall be performed by both Parties without any delay.

13.2.4 Unless otherwise awarded by the arbitral tribunal, the arbitration fee shall be borne by the losing Party. Besides this, the losing Party shall also compensate the other Party’s reasonable outgoings such as the attorney fee.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

14.1 DISSOLUTION

The Limited Partnership shall be terminated and liquidated in any of the following circumstances:

(1)	Proposed by the General Partner and voted by the Partners who jointly hold 2/3 or more of the Capital Commitments;

(2)	The operating duration of this Limited Partnership has expired;

(3)	The Limited Partnership has exited from all the investment project;

(4)	The General Partner has been expelled or naturally retires from the Partnership while the Partnership does not accept any new General Partner;

(5)	One or more Limited Partners breach this Agreement seriously so that the General Partner considers the Limited Partnership cannot continue the operation;

(6)	The business license of this Partnership is revoked;

(7)	Any other cause for dissolution of the Partnership as stipulated by the Law of the People’s Republic of China on Partnerships and this Agreement.

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14.2 LIQUIDATION

14.2.1 The General Partner shall take the post of the liquidator, unless that the Partners representing 2/3 of the Capital Commitments decide other Person rather than the General Partner as the liquidator.

14.2.2 After the liquidator is selected, all the Partnership’s unrealized assets shall be managed by the liquidator. If the liquidator is not the General Partner, then the General Partner shall assist the liquidator in managing and realizing the unrealized assets. Within the liquidation duration, the Limited Partnership shall pay the fair liquidation expenses to the liquidator, and shall no longer pay any Managing Fee or other expenses to the Managing Company.

14.2.3 The liquidation shall last one year. Upon completion of the liquidation, the non-monetary assets which fail to be realized shall be disposed and distributed by the Partners’ meeting according the distribution principle stipulated in Article 9 of this Agreement.

14.3 LIQUIDATION ORDER

14.3.1 After payment of liquidating expenses, the remaining property shall be distributed in the following order:

(1)	Pay for the liquidating expenses;

(2)	The wages, labor insurance expenses and statutory compensation;

(3)	Taxes owed by this Partnership;

(4)	Debts owed by this Limited Partnership;

(5)	The distribution made among all the Partners as per the distribution principle and procedure stipulated in Article 9 of this Agreement.

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Among the above, the items in Subparagraph (1), (2) and (3) shall be liquidated in cash, and if the cash is insufficient, the assets realization shall be needed. The item in Subparagraph (4) shall be liquidated in a method which may be agreed through negotiation with the creditor.

14.3.2 If the total property of the Limited Partnership is not sufficient to satisfy its debts, the General Partner shall be jointly and severally liable for the debts.

ARTICLE XV

LIABILITY FOR BREACH OF THIS AGREEMENT

The Parties shall comply with this Agreement strictly, and the following events shall be considered as the events of default:

(1)	If any Party of this Agreement fails to fulfill its obligations and commitment under this Agreement so that other Party could not achieve its aims by signing this Agreement;

(2)	If any statement or guarantee made by any Party of this Agreement is not true or correct in any materiality. The breaching Party shall compensate the observing Party for the losses it suffered as the result of such event of default, in order to make the observing Party recovered from such event as if it were not affected by such event.

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ARTICLE XVI

MISCELLANEOUS

16.1 NOTICES

16.1.1 Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing. The notice to the General Partner and/or the Limited Partner shall be delivered to the addresses in the signature page of this Agreement, and the notice to the Limited Partnership shall be delivered to the address below:

If to Limited Partnership:

ADDRESS: No.208 Juli Road, Pudong New Area, Shanghai

FAX: 50270037

PHONE: 021-60588688

RECIPIENT: ZHU Haifa

Any Partner shall alter its contact address at any time by noticing the Limited Partnership and other Partners according to Article 16.

16.1.2 The notice shall be deemed given or made under the following circumstances, unless there is evidence to prove the notice has been received:

(3)	If delivered by hand, the notice shall be deemed given or made on the date when it is sent to the address stipulated in the Signature Page of this Agreement and the address stipulated in Article 16.1.1.

(4)	If sent by prepaid registered mail or express, the notice shall be deemed given or made after the tenth day of the mailing.

(5)	If sent by air mail, the notice shall be deemed given or made after the fifth day of the mailing.

(6)	If sent by facsimile, the notice shall be deemed given or made on the time that the sender’s facsimile machine makes the confirmation.

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16.2 FORCE MAJEURE

16.2.1 For purposes of this Agreement, “Force Majeure” means an event, occurring after the signature of this Agreement, beyond the reasonable expectation and control of a Party when it signs this Agreement and directly influencing the Agreement and which makes a Party’s performance of its obligations hereunder impossible or so impractical as reasonably to be considered impossible in the circumstance includes war, insurrection, orders rules and regulations or decrees of any competent government authority, fire, flood, earthquake, storm, act of God or any other event that shall be considered, by the general business customs, as amounting to a “Force Majeure” event. However, the lack of funds shall not be regarded as a “Force Majeure” event.

16.2.2 No Party shall be responsible for the breach of any obligation established in this Agreement, which shall be suspended performance during the breaching period, if such breach is caused, directly or indirectly, by Force Majeure. A Party affected by an event of Force Majeure shall notify the other Party of such event as soon as possible and provide sufficient evidence on the occurrence and continuance of such event not later than fifteen (15) days following the occurrence of such event.

16.2.3 In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

16.3 ANNEX

The Annexes hereto shall constitute integral parts hereof and shall be as valid and effective as this Agreement.

16.4 ENTIRE AGREEMENT

This Agreement shall supersede all prior oral and/or written agreements, offers, acceptances and memorandums between the Parties on raising and establishing funds.

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16.5 SEVERABILITY

In the event that any of the Article of this Agreement or any application of the Article to any Person or under any circumstances is null and void thereby, other Article of this Agreement or any application of the Article to other Person or under other circumstances shall remain in full force and effect.

16.6 CONFIDENTIALITY

The Parties shall hold and treat other Party’s Confidential Information which be known due to negotiating, signing, and performing this Agreement in the strictest confidence. The Limited Partner shall hold and treat the Limited Partnership’s operating information, which may be shown in its financial reports, quarterly investment reports, and the Partners’ meeting, or be known from its representative, in the strictest confidence.

Notwithstanding the foregoing, the Partner shall have the right to disclose the Confidential Information under the following circumstances:

16.6.1 Disclose to its shareholders;

16.6.2 Disclose to the professional consultants and auditors with good faith;

16.6.3 The disclosure under the request of the laws, courts, the regulations of relevant stock exchange or other authorities. If the Confidential Information is disclosed under such circumstances, the disclosing party shall inform the General Partner immediately after receiving the request. The disclosing Partner shall try its best to avoid being requested to disclose the Confidential Information or minimize the disclosing scope according to relevant laws, regulations or policies.

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However, the premise shall be that, under the circumstances illustrated in Article 16.6.1 and 16.6.2, the disclosure shall be allowed only when the recipient is subject to the same restriction on such Confidential Information and promises not to disclose such Information to any other Person. The disclosing Partner shall guarantee the recipient to abide by the foregoing promise continuingly.

The regulation in this Article shall be valid even after the discharge or termination of this Agreement.

16.7 EXECUTION

This Agreement shall be executed in six (6) counterparts, each of which shall be deemed as an original and all of which taken together shall constitute a single agreement. The Parties hereby agree that the General Partner shall just provide the copies (not originals) of this Agreement (including the amended versions from time to time) to the Limited Partners.

16.8 THE EFFECTIVE DAY

This Agreement shall become valid from the effective day specified in Article 3.5; if this Agreement is amended, the amended version shall become valid after being executed as per the method stipulated in this Agreement.

[The remainder of this page is intentionally left blank]

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SHANGHAI SHENGZIXIN EQUITY INVESTMENT FUND

(LIMITED PARTNERSHIP)

SIGNATURE PAGE FOR THE GENERAL PARTNER

This Agreement is signed by the General Partner on August 24, 2012:

GENERAL PARTNER: Shanghai Dingguan Investment Co., Ltd (SEAL) [Seal]

ADDRESS: Room 112, Building 3, No. 356 Guo Shoujing Road, Zhang Jiang High-Tech ZonePu Dong New Area, Shanghai

AUTHORIZED REPRESENTATIVE: Yingfeng Zhang

(SIGNATURE) /s/ Yingfeng Zhang

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SHANGHAI SHENGZIXIN EQUITY INVESTMENT FUND

(LIMITED PARTNERSHIP)

SIGNATURE PAGE FOR THE LIMITED PARTNER

This Agreement is signed by the Limited Partner on August 24, 2012:

LIMITED PARTNER: Tianjin Youji Technology Co., Ltd

ADDRESS: No. 7 Plus 108, Hanbei Road, Eco-city, Tianjin

AUTHORIZED REPRESENTATIVE: /s/ Qunzhao Tan

(SEAL) [Seal]

LIMITED PARTNER:

ADDRESS:

LEGAL REPRESENTATIVE:

(SEAL)

LIMITED PARTNER:

ADDRESS:

LEGAL REPRESENTATIVE:

(SEAL)

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ANNEX I

MANAGEMENT COMPANY’S PROFILE

Shanghai Shanda Zhiben Equity Investment Management Co., Ltd (hereinafter referred to as the “Company”) is a limit liability company and an equity investment management institution with professional experience in investment and management, which has been engaging in the investment management and the investment consultation.

The Company has an experienced and specialized team comprising of investment analysts, investment implementers, portfolio managers and other supporting staff, all of which have accumulated rich practice experiences in investment area. Its core management team has over 10 years’ investment experience, has taken part in or been in charge of more than 100 investment cases, has accumulated more than 5 billion dollars of the investment scale, and has formed an effective system on the investment methods and the risk management, thus the Company could powerfully guarantee to find and promote the investment opportunities, and create the added value thereof.

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ANNEX II

PARTNERS AND THEIR CAPITAL

THE GENERAL PARTNER’S NAME	CERTIFICATE AND ITS NUMBER	DOMICILE	CAPITAL CONTRIBUTIONS	CAPITAL COMMITMENTS
Shanghai Dingguan Investment Co., Ltd	310000000098646	Room 102, Building 1, No. 733 Sunhuan Road, Pudong New Area, Shanghai	100,000 Yuan

THE LIMITED PARTNER’S NAME	CERTIFICATE AND ITS NUMBER	DOMICILE	CAPITAL CONTRIBUTIONS	CAPITAL COMMITMENTS
Tianjin Youji Technology Co., Ltd	120194000000012	No. 7 Plus 108, Hanbei Road, Eco-city, Tianjin	500,000,000 Yuan

THE LIMITED PARTNER’S NAME	CERTIFICATE AND ITS NUMBER	DOMICILE	CAPITAL CONTRIBUTIONS	CAPITAL COMMITMENTS

THE LIMITED PARTNER’S NAME	CERTIFICATE AND ITS NUMBER	DOMICILE	CAPITAL CONTRIBUTIONS	CAPITAL COMMITMENTS

TOTAL
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Contact Details :

Limited Partner:

Tianjin Youji Technology Co., Ltd

ADDRESS: Building 1, No.690 Bibo Road, Pudong New Area, Shanghai

FAX: 021-50504740-897286

PHONE: 021-50504740

RECIPIENT: ZHANG Yang

[ ]

ADDRESS:

FAX:

PHONE:

RECIPIENT:

[ ]

ADDRESS:

FAX:

PHONE:

RECIPIENT:

[ ]

ADDRESS:

FAX:

PHONE:

RECIPIENT:

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ANNEX III

CONFIRMATION OF CAPITAL CONTRIBUTIONS

FORMAT I

Confirmation Letter for Capital Contribution

The undersigned have executed this Confirmation of Capital Contribution as of the __ day of ___, 20___, in Shanghai.

Shanghai Dingguan Investment Co., Ltd (hereinafter referred to as the “Fund’s General Partner”) is a limited liability company established under the laws of the People’s Republic of China, and its registered address is Room 112, Building 3, No. 356 Guo Shoujing Road, Zhang Jiang High-Tech ZonePu Dong New Area, Shanghai.

[                         ] (hereinafter referred to as the “Fund’s New Limited Partner”) is a [       ], established under the laws of the People’s Republic of China, and its registered address is [          ].

PREFACE

A. The Fund’s General Partner, Tianjin Youji Technology Co., Ltd and [         ] has signed the LIMITED PARTNERSHIP AGREEMENT of [         ] (hereinafter referred to as the “Limited Partnership Agreement”) to establish SHANGHAI SHENGZIXIN EQUITY INVESTMENT FUND (LIMITED PARTNERSHIP) (hereinafter referred to as the “Fund”);

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B. According to the Limited Partnership Agreement, the Fund’s General Partner shall have the full authority to accept or refuse all or part of the Capital Contributions made by the potential limited partner, the application to become the Limited Partner and the application made by the existing Limited Partner to increase its current Capital Contributions;

C. The Fund’s New Limited Partner applies to make the Capital Contribution of [         ] Yuan, and the Fund’s General Partner accepts this application.

The Parties have reached an agreement as follows:

1. Interpretation. Unless otherwise specified in this Confirmation of Capital Contributions, the relevant words shall have the same meaning with the words in the Limited Partnership Agreement.

2. The commitment and the enforceable force. The Fund’s New Limited Partner makes the capital contribution of [             ] Yuan to the Fund. The Fund’s New Limited Partner hereby accepts all terms of the Limited Partnership Agreement, agrees to be subject to the Limited Partnership Agreement, and enjoy and assume all the rights and obligations under the Limited Partnership Agreement as it has signed the Limited Partnership Agreement in the name of the Limited Partner like the original signers. Other signers of the Limited Partnership Agreement shall be entitled to exercise their rights toward the Fund’s New Limited Partner according to the Limited Partnership Agreement.

3. Governing Law. This Confirmation of Capital Contributions shall be governed by the laws of China.

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SIGNATURE PAGE FOR THE GENERAL PARTNER

GENERAL PARTNER: Shanghai Dingguan Investment Co., Ltd (SEAL)

ADDRESS: Room 112, Building 3, No. 356 Guo Shoujing Road, Zhang Jiang High-Tech ZonePu Dong New Area, Shanghai

AUTHORIZED REPRESENTATIVE: ZHANG Yingfeng

(SIGNATURE)

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SIGNATURE PAGE FOR NEW LIMITED PARTNERS

LIMITED PARTNER:

ADDRESS:

AUTHORIZED REPRESENTATIVE:

(SIGNATURE)

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FORMAT I

Confirmation Letter for Capital Contribution

The undersigned have executed this Confirmation of Capital Contribution as of the __ day of ___, 20___, in Shanghai.

Shanghai Dingguan Investment Co., Ltd (hereinafter referred to as the “Fund’s General Partner”) is a limited liability company established under the laws of the People’s Republic of China, and its registered address is Room 112, Building 3, No. 356 Guo Shoujing Road, Zhang Jiang High-Tech ZonePu Dong New Area, Shanghai.

[                         ] (hereinafter referred to as the “Fund’s New Limited Partner”) is a [       ], established under the laws of the People’s Republic of China, and its registered address is [          ].

PREFACE

A. The Fund’s General Partner, Tianjin Youji Technology Co., Ltd and [             ] has signed the LIMITED PARTNERSHIP AGREEMENT of [          ] (hereinafter referred to as the “Limited Partnership Agreement”) to establish SHANGHAI SHENGZIXIN EQUITY INVESTMENT FUND (LIMITED PARTNERSHIP) (hereinafter referred to as the “Fund”);

B. According to the Limited Partnership Agreement, the Fund’s General Partner shall have the full authority to accept or refuse all or part of the Capital Contributions made by the potential limited partner, the application to become the Limited Partner and the application made by the existing Limited Partner to increase its current Capital Contributions;

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C. The Fund’s New Limited Partner is the existing Limited Partner of this Fund. The Fund’s New Limited Partner has made the Capital Contributions of [            ] Yuan and applies to increase its Capital Contribution, after which its total Capital Contributions shall reach [            ] Yuan. The Fund’s General Partner accepts the foregoing application.

The Parties have reached an agreement as follows:

1. Interpretation. Unless otherwise specified in this Confirmation of Capital Contributions, the relevant words shall have the same meaning with the words in the Limited Partnership Agreement.

2. The commitment and the enforceable force. The Fund’s New Limited Partner makes the capital contribution of [                ] Yuan to the Fund. The Fund’s New Limited Partner hereby accepts all terms of the Limited Partnership Agreement, agrees to be subject to the Limited Partnership Agreement, and enjoy and assume all the rights and obligations under the Limited Partnership Agreement as it has signed the Limited Partnership Agreement in the name of the Limited Partner like the original signers. Other signers of the Limited Partnership Agreement shall be entitled to exercise their rights toward the Fund’s New Limited Partner according to the Limited Partnership Agreement.

3. Governing Law. This Confirmation of Capital Contributions shall be governed by the laws of China.

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SIGNATURE PAGE FOR THE GENERAL PARTNER

GENERAL PARTNER: Shanghai Dingguan Investment Co., Ltd (SEAL)

ADDRESS: Room 112, Building 3, No. 356 Guo Shoujing Road, Zhang Jiang High-Tech ZonePu Dong New Area, Shanghai

AUTHORIZED REPRESENTATIVE: ZHANG Yingfeng

(SIGNATURE)

79

SIGNATURE PAGE FOR NEW LIMITED PARTNERS

LIMITED PARTNER:

ADDRESS:

AUTHORIZED REPRESENTATIVE:

(SIGNATURE)

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